UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934
Date of Report (Date of earliest event reported):  June 20, 2016

BRISTOL-MYERS SQUIBB COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-0790350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue
New York, NY 10154
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On June 20, 2016, Bristol-Myers Squibb Company (the “Company”) announced that Mr. Murdo Gordon, Senior Vice President and Head of Worldwide Markets has been appointed Executive Vice President and Chief Commercial Officer, a newly created position, effective June 21, 2016. Mr. Gordon, 50, joined the Company in 1989 and spent his first 14 years at the Company’s Canada operations, where he held positions of increasing responsibility in sales and marketing. In 2003, he moved into the Company’s U.S. operations, where he held senior commercial leadership positions in cardiovascular, neuroscience and market access. From 2011 through 2013, Mr. Gordon served as Senior Vice President, Oncology and Immunoscience, and from 2013 through 2015, he served as President, U.S. There are no arrangements or understandings between Mr. Gordon and any other persons pursuant to which he was selected as an officer. There are no related party transactions between the Company and Mr. Gordon.

Effective June 21, 2016, and in connection with Mr. Gordon’s promotion to Executive Vice President and Chief Commercial Officer, Mr. Gordon will receive the following compensation:

•	An annual base salary of $786,500;

•
An annual target incentive award under the Company’s Senior Executive Performance Incentive Plan or any successor annual bonus plan with a target incentive opportunity of 100% of his base salary based on the attainment of one or more pre-established performance goals established by the Board of Directors of the Company (the “Board”) or a Board Committee;

•
Participation in the Company’s annual long-term incentive award program, including eligibility to receive grants of performance share units and market share units, the terms of which will be based on the Company’s standard forms of equity award agreements under its 2012 Stock Award and Incentive Plan; and

•	Change-in-control and severance benefits in the event of involuntary termination without cause in the same form as provided to the Named Executive Officers of the Company.

A copy of the press release announcing Mr. Gordon’s appointment is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release dated June 20, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: June 20, 2016	By:	/s/ Katherine R. Kelly

		Name:	Katherine R. Kelly
		Title:	Associate General Counsel and
Corporate Secretary